EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Sitestar Amends Bylaws to Improve Corporate Transparency

Lynchburg, VA. — January 28, 2015 — Sitestar, Inc. (OTCQB: SYTE) (“Sitestar” or the “Company”) today issued the following statement regarding its Amended and Restated By-Laws (the “Bylaws”). The Company has revised its Bylaws to better reflect current best corporate governance practices and to make technical updates to improve transparency. The previous Bylaws still reflected the former name, White Dove Systems, and were not clear as to the technical requirements for noticing meetings, voting requirements, and election and removal of directors. The changes to the Bylaws reflect the Company’s ongoing efforts to improve relations between shareholders and the Company and to protect the Company from corporate raiders.

About Sitestar

Sitestar is an Internet Service Provider (ISP) that offers consumer and business-grade Internet access, wholesale managed modem services for downstream ISPs and Web hosting. Sitestar is also a real estate investment entity that acquires distressed real estate primarily from foreclosure auctions at a substantial discount from market value. The acquired properties are initially evaluated to determine if they will be held for lease or resale and for their condition of repair, location and refurbishing costs. For more information regarding Sitestar, go to: www.sitestar.com

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made as of the date they were first issued and are based on current expectations as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond Sitestar’s control, including worldwide and local economic conditions and the specific risks associated with the very competitive ISP and real estate sectors. Sitestar expressly disclaims any intent or obligation to update these forward-looking statements except as required by law. Copies of Sitestar’s press releases and additional information about Sitestar are available at www.sitestar.com.

Important Additional Information

Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on April 15, 2014, and its Quarterly Report on Form 10-Q for the third quarter of the fiscal year ended September 30, 2014 filed on November 14, 2014 and amended November 20, 2014. To the extent holdings of the Company’s securities have changed since the amounts printed in the Company's Annual Report on Form 10-K for the year ended December 31, 2013, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3, Statements of Change in Ownership on Form 4, and Annual Statements of Changes in Beneficial Ownership of Securities on Form 5 filed with the SEC. These documents are available free of charge at the SEC’s website at www.sec.gov.

STOCKHOLDERS ARE ENCOURAGED TO READ ANY COMPANY SOLICITATION STATEMENT (INCLUDING ANY SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY MAY FILE WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain, free of charge, copies of any solicitation statement and any other documents filed by the Company with the SEC at the SEC’s website at www.sec.gov. In addition, copies will also be available at no charge at the Investors section of the Company’s website at www.Sitestar.com. Stockholders may contact the Company with questions.

Sitestar Contacts

Frank R. Erhartic, Jr. and Daniel Judd, Sitestar (434) 239-4272.